EXHIBIT 99.1

FEDERAL-MOGUL ANNOUNCES PLANS TO LAUNCH $500 MILLION COMMON STOCK RIGHTS OFFERING
Equity Proceeds to Support Refinancing of Outstanding Debt
Southfield, Michigan, May 28, 2013 … Federal-Mogul Corporation (NASDAQ:FDML) today announced that it intends to launch a registered rights offering on June 7, 2013 and pursue the refinancing of its outstanding indebtedness. In the rights offering, each stockholder as of 5:00 p.m. Eastern Daylight Time on the record date of June 7, 2013 will be issued, at no charge, one transferable subscription right for each whole share of common stock owned by that stockholder on the record date. As described below, a subsidiary of Icahn Enterprises L.P., the Company's largest stockholder, has agreed to subscribe for its pro rata share of the rights offering under its basic subscription privilege and indicated its willingness to oversubscribe for additional shares if necessary for a successful refinancing of the Company's outstanding indebtedness, subject to availability and pro-rata allocation among other rights holders who have elected to exercise their oversubscription rights.
Each subscription right will entitle a shareholder to purchase a number of shares of the Company's common stock at a subscription price equal to $9.78 per share (subject to rounding down to avoid the issuance of fractional shares) (the “basic subscription privilege”). The rights offering will also include an over-subscription privilege, which will entitle stockholders who exercise all of their subscription rights in the basic subscription privilege the right to purchase additional shares of common stock in the rights offering, subject to availability and pro rata allocation of shares among rights holders exercising such over-subscription privilege.
The Company will offer a number of shares of its common stock in the rights offering, inclusive of the over-subscription privilege, representing approximately $500 million of gross proceeds. The Company plans to use the proceeds from the rights offering to repay a portion of its outstanding indebtedness under its existing credit facility and for general corporate purposes, including, but not limited to, operational restructuring actions.
In connection with the rights offering, the Company announced that it entered into an investment agreement with IEH FM Holdings LLC (“IEH”), a subsidiary of Icahn Enterprises L.P., the Company's largest stockholder of record. IEH has agreed, among other things, to exercise all of its subscription rights under its basic subscription privilege in the rights offering pursuant to the terms and conditions contained in that agreement.
The Company presently expects to begin distributing the subscription rights to its stockholders under the rights offering as soon as practicable following the record date. The rights offering will terminate at 5:00 p.m. Eastern Daylight Time, on June 27, 2013, unless extended. Holders of subscription rights must exercise their rights prior to that time and date if they intend to participate in the rights offering.
The rights offering will be made pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 1, 2013. The rights offering will be made solely by means of a prospectus and prospectus supplement meeting the requirements of the Securities Act of 1933, as amended, to be filed with the SEC. Additional information regarding the rights offering will be set forth in the prospectus supplement to be filed with the SEC.
Federal-Mogul also announced today that it is pursuing a potential refinancing of its outstanding indebtedness. The Company expects to complete its refinancing plans shortly after the completion of the rights offering. The refinancing transactions will be subject to various factors and conditions, including market conditions. No assurances can be given that the transactions will be completed.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Federal-Mogul
Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world's manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company's products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.
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Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul's Board of Directors. Federal-Mogul's Powertrain Segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.
Federal-Mogul's Vehicle Components Segment sells and distributes a broad portfolio of products through more than 20 of the world's most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company's aftermarket brands include ANCO ® wiper blades; Champion ® spark plugs, wipers and filters; AE ® , Fel-Pro ® , FP Diesel ® , Goetze ® , Glyco ® , Nüral ® , Payen ® and Sealed Power ® engine products; MOOG ® steering and suspension parts; and Ferodo ® and Wagner ® brake products. Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com .
Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company's segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.
CONTACTS: Steve Gaut (248) 354-7826 for investor and media questions
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